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                                                                    EXHIBIT 99.1

CONTACT: MARK ROMIG (504) 581-7195 X 211

    JCC HOLDING COMPANY ANNOUNCES AUTOMATIC DISQUALIFICATION OF TWO DIRECTORS


(NEW ORLEANS- JUNE 6, 2002) JCC Holding Company, owner of Harrah's New Orleans Casino, announced today that it has been determined that two of its directors, Mr. Philip Satre and Mr. Anthony Sanfilippo, do not meet certain requirements to continue on as members of the board of directors of JCC Holding Company. In particular, the company referred to its corporate charter in which the qualifications to serve as a director are delineated.

"The corporate charter precludes any person who serves or has served as an officer or director of Harrah's New Orleans Management Company from serving on the board of JCC Holding Company" said Paul Debban, President of JCC Holding Company.

The company noted that Mr. Satre has been the chairman and Chief Executive Officer of Harrah's New Orleans Management Company since August of 1993 and Mr. Sanfilippo served as President and Chief Operating Officer of Harrah's New Orleans Management Company since May 17, 2001. "The board of directors of JCC is bound to comply with and enforce the company's charter and bylaws," said Debban.

The company further explained that the director qualification provision of the charter requires that, "if for any reason a Director is no longer a Qualified Person, such Director shall immediately be no longer eligible to serve on the Board of Directors and the term of such Director shall automatically terminate and no further remuneration of any kind shall be paid to such Director."

"We hope that Harrah's Entertainment, Inc. will nominate suitable replacements for Mr. Satre and Mr. Sanfilippo. This would be in the best interest of all shareholders and will avoid any uncertainty in the management oversight function of the Board while at the same time saving time and money for the corporation," said Paul Debban.



Statements in this press release that are not historical fact, are forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Management cautions that the future performance of JCC Holding Company involves certain risks and uncertainties, and that JCC Holding Company's actual results could differ materially from those expressed in any of its forward-looking statements as a result of certain factors including, the constitution of its board and management team, the outcome of pending litigation and other factors that are contained in documents that JCC Holding Company files with the U.S. Securities and Exchange Commission.

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